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                                UNITED STATES                    SEC File Number
                                                                 0-26058

                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                                                 Cusip Number

                         FORM 12b-25


                           NOTIFICATION OF LATE FILING

(Check One) [ ]Form 10-K [ ]Form 20-F [X]Form 11-K [ ]Form 10-Q [ ]Form N-SAR


FOR PERIOD ENDED: DECEMBER 31, 1998
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            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [X] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR
    For the Transition Period Ended:

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
Romac International, Inc.
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Full Name of Registrant

Source Services Corporation
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Former Name if Applicable

120 W. Hyde Park Place,  Suite 150
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Address of Principal Executive Office (STREET AND NUMBER)

Tampa, FL  33606
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City, State and Zip Code


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     PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)  The accountant's statement or other exhibit required by Rule
           12b-25(C) has been attached if applicable.

PART III - NARRATIVE
State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Due to the merger of the Romac International, Inc. and Source Services Corporation 401K plans During 1998, there have issues that effect the financial statement presentation that have not Been resolved with the third party administrator as of this date.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         -William L. Sanders-----     -813----------    -251-1700-------------

          (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:



Romac International, Inc.
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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date                                 By /s/ William L. Sanders
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June 28, 1999                        William L. Sanders
                                     Vice President,
                                     Chief Financial and Accounting Officer